EXHIBIT 99.1

                                 News Release

                       For Information Contact:
           Matthew D. McGough, Vice President, Corporate Finance (563) 272-7563
           Kurt A. Tjaden, Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION INCREASES
NET INCOME 29% FOR FOURTH QUARTER
AND 30% FOR FULL YEAR FISCAL 2013

MUSCATINE, Iowa (February 4, 2014) – HNI Corporation (NYSE: HNI) today announced sales for the fourth quarter ended December 28, 2013, of $541.3 million, a 3 percent increase from the prior year quarter and net income of $22.8 million, a 29 percent increase from the prior year quarter.  Net income per diluted share for the quarter was $0.50.  For fiscal year 2013, the Corporation reported sales of $2.1 billion, a 3 percent increase from prior year, and net income of $63.7 million, a 30 percent increase from prior year.  Net income per diluted share for the year was $1.39 or $1.43 on a non-GAAP basis when excluding restructuring and transition costs and a loss on the sale of a small non-core office furniture business.

"We are pleased with our strong execution and profit improvement for the fourth quarter and full year 2013.  Our growth investments delivered top-line improvement in the quarter despite a slow economy.  Outstanding working capital management drove significant cash generation.  Office furniture sales increased in our supplies-driven business despite continued reductions in federal government spending.  Continued strong profit growth in our hearth business was led by substantial growth in both the new construction and remodel/retrofit channels and outstanding operational execution.  We enter 2014 financially strong, competitively well positioned, and focused on delivering profitable growth," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Fourth Quarter – GAAP Financial Measures
Dollars in millions except per share data	Three Months Ended		Percent Change
	12/28/2013	12/29/2012

Net sales	$541.3	$527.5	2.6%
Gross profit	$193.0	$186.0	3.8%
Gross profit %	35.7%	35.2%
SG&A	$155.3	$155.6	-0.2%
SG&A %	28.7%	29.5%
Operating income	$37.6	$30.3	24.2%
Operating income %	7.0%	5.7%
Net income attributable to HNI Corporation	$22.8	$17.6	29.4%

Earnings per share attributable to HNI Corporation – diluted	$0.50	$0.39	28.2%

•
Consolidated net sales increased $13.7 million or 2.6 percent to $541.3 million.  Compared to prior year quarter, divestitures reduced sales $8.2 million.  On an organic basis sales increased 4.1 percent.

•
Gross margin was 0.5 percentage points higher than prior year quarter primarily due to higher volume and increased price realization partially offset by new product ramp-up and operation reconfiguration costs to meet changing market demands.

•
Total selling and administrative expenses as a percent of net sales, including restructuring charges, decreased 0.8 percentage points from the prior year quarter due to higher volume, network distribution realignment savings and lower restructuring charges partially offset by investment in growth initiatives and higher incentive-based compensation.

•
The Corporation's fourth quarter results included $0.1 million of restructuring charges associated with previously announced shutdown and consolidation of office furniture manufacturing locations.  Included in the fourth quarter of 2012 was $1.1 million of restructuring and transition costs of which $0.3 million was included in cost of sales.

Fourth Quarter – Non-GAAP Financial Measures (Reconciled with most comparable GAAP financial measures)
Dollars in millions except per share data	Three Months Ended 12/28/2013				Three Months Ended 12/29/2012
	Gross Profit	SG&A	Operating Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Diluted EPS

As reported (GAAP)	$193.0	$155.3	$37.6	$0.50	$186.0	$155.6	$30.3	$0.39
% of net sales	35.7%	28.7%	7.0%		35.2%	29.5%	5.7%

Restructuring and impairment	-	$(0.1)	$0.1	$0.00	-	$(0.6)	$0.6	$0.01
Transition costs	-	-	-	-	$0.3	$(0.2)	$0.5	$0.00

Results (non-GAAP)	$193.0	$155.2	$37.7	$0.50	$186.3	$154.8	$31.4	$0.40
% of net sales	35.7%	28.7%	7.0%		35.3%	29.3%	6.0%

Full Year – GAAP Financial Measures
Dollars in millions except per share data	Twelve Months Ended		Percent Change
	12/28/2013	12/29/2012

Net sales	$2,060.0	$2,004.0	2.8%
Gross profit	$715.3	$689.2	3.8%
Gross profit %	34.7%	34.4%
SG&A	$609.3	$601.6	1.3%
SG&A %	29.6%	30.0%
Operating income	$106.0	$87.6	21.0%
Operating income %	5.1%	4.4%
Net income attributable to HNI Corporation	$63.7	$49.0	30.1%

Earnings per share attributable to HNI Corporation – diluted	$1.39	$1.07	29.9%

•
Consolidated net sales increased $56.0 million or 2.8 percent to $2.1 billion.  Compared to prior year, divestitures, partially offset by the acquisition of BP Ergo, reduced sales $27.5 million.  On an organic basis sales increased 4.2 percent.

•
Gross margin was 0.3 percentage points higher than prior year due to increased volume, better price realization and lower material costs offset partially by unfavorable mix, new product ramp-up and operation reconfiguration costs to meet changing market demands.

•
Total selling and administrative expenses as a percent of net sales, including restructuring charges, improved 0.4 percentage points due to higher volume, network distribution realignment savings and lower restructuring charges partially offset by investment in growth initiatives, higher incentive-based compensation and a loss on the sale of a small non-core office furniture business.  Included in 2013 were $0.3 million of restructuring and transition charges compared to $3.0 million in 2012.

•
The provision for income taxes for 2013 reflects an effective tax rate of 34.5 percent compared to 37.7 percent in 2012.  The decrease is due to the research tax credit for 2012 being applied in fiscal 2013.

Cash flow from operations for the year was $165.0 million compared to $144.8 million in 2012.   Capital expenditures were $78.9 million in 2013 compared to $60.3 million in 2012.

Full Year – Non-GAAP Financial Measures (Reconciled with most comparable GAAP financial measures)
Dollars in millions except per share data	Twelve Months Ended 12/28/2013				Twelve Months Ended 12/29/2012
	Gross Profit	SG&A	Operating Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Diluted EPS

As reported (GAAP)	$715.3	$609.3	$106.0	$1.39	$689.2	$601.6	$87.6	$1.07
% of net sales	34.7%	29.6%	5.1%		34.4%	30.0%	4.4%

Restructuring and impairment	-	$(0.3)	$0.3	$0.01	$0.4	$(1.9)	$2.3	$0.03
Transition costs	-	-	-	-	$0.7	$(1.1)	$1.8	$0.03
Loss on sale	-	$(2.5)	$2.5	$0.03

Results (non-GAAP)	$715.3	$606.5	$108.8	$1.43	$690.3	$598.6	$91.8	$1.13
% of net sales	34.7%	29.4%	5.3%		34.4%	29.9%	4.6%

Office Furniture – GAAP Financial Measures
Dollars in millions	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	12/28/2013	12/29/2012		12/28/2013	12/29/2012

Sales	$417.0	$422.3	-1.3%	$1,685.2	$1,687.3	-0.1%
Operating profit	$25.8	$23.5	9.8%	$97.3	$91.8	6.0%
Operating profit %	6.2%	5.6%		5.8%	5.4%

Non-GAAP Financial Measures (Reconciled with most comparable GAAP measures)
Dollars in millions	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	12/28/2013	12/29/2012		12/28/2013	12/29/2012

Operating profit as reported (GAAP)	$25.8	$23.5	9.8%	$97.3	$91.8	6.0%
% of net sales	6.2%	5.6%		5.8%	5.4%

Restructuring and impairment	$0.1	$0.6		$0.3	$2.3
Transition costs	-	$0.5		-	$1.8
Loss on sale	-	-		$2.5	-

Operating profit (non-GAAP)	$25.9	$24.6	5.2%	$100.1	$96.0	4.3%
% of net sales	6.2%	5.8%		5.9%	5.7%

•
Fourth quarter sales for the office furniture segment were $417.0 million which was $5.4 million or 1.3 percent less than the same quarter last year.  Compared to prior year quarter, divestitures reduced sales by $8.2 million.  On an organic basis, sales increased 0.7 percent driven by growth in the supplies-driven channel partially offset by a decrease in the contract and international businesses.  Federal government sales declined over 40 percent compared to the same quarter last year.  Full year sales for the office furniture segment were $1.69 billion which was $2.1 million or 0.1 percent less than prior year.  Compared to prior year, divestitures partially offset by the acquisition of BP Ergo, reduced sales by $27.5 million.  On an organic basis, sales increased 1.5 percent driven mainly by growth in the supplies-driven channel.  Full year sales to the federal government declined over 27 percent compared to the prior year.

•
Fourth quarter and full year operating profit increased $2.3 million and $5.5 million, respectively.  Operating profit margin was positively impacted by increased price realization, network realignment savings and lower restructuring charges.  These were partially offset by lower volume, new product ramp-up, operation reconfiguration to meet changing market demands and a loss on the sale of a small non-core office furniture business.

Hearth Products – GAAP Financial Measures
Dollars in millions	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	12/28/2013	12/29/2012		12/28/2013	12/29/2012

Sales	$124.3	$105.2	18.1%	$374.8	$316.7	18.3%
Operating profit	$23.0	$15.4	49.0%	$46.7	$26.5	76.2%
Operating profit %	18.5%	14.7%		12.5%	8.4%

•
Fourth quarter and full year sales for the hearth products segment increased $19.1 million and $58.1 million, respectively.  These increases were driven by increases in both the new construction and the remodel/retrofit channels.

•
Fourth quarter and full year operating profit increased $7.6 million and $20.2 million, respectively.  Operating profit was positively impacted by higher volume, better price realization and lower material costs partially offset by investments in growth initiatives and incentive-based compensation.

.
Outlook
"I remain positive about our markets and our ability to grow sales and increase profits in 2014.  We continue to aggressively invest for long-term profitable growth, and I remain confident our investments are delivering shareholder value.  Our businesses are strong, competitive, and well-positioned in their markets, and the prospects for our businesses are encouraging," said Mr. Askren.

The Corporation estimates sales growth between 1 and 5 percent in the first quarter over the same period in the prior year.  Non-GAAP earnings per diluted share are anticipated in the range of $0.07 to $0.12 for the first quarter.  For the full year, the Corporation is updating its estimate of non-GAAP earnings per diluted share to be in the range of $1.60 to $1.80, which excludes restructuring charges and transition costs.

The Corporation remains focused on delivering long-term shareholder value through its core strategic framework:  Member/Owner Culture, Rapid Continuous Improvement (RCI), Core Plus and Split-and-Focus with Leverage.

Conference Call
HNI Corporation will host a conference call on Wednesday, February 5, 2014 at 10:00 a.m. (Central) to discuss fourth quarter and year-end 2013 results.  To participate, call 1-877-512-9166 – conference ID number 36780244.  A live webcast of the call will be available on HNI Corporation's website at http://www.hnicorp.com (under Investor Information – Webcasts).  A replay of the webcast will be made available at the same website address.  An audio replay of the call will be available until Wednesday, February 12, 2014, 11:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 36780244.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, HBF®, artcobell™, Midwest Folding Products™, ERGO®, Heatilator®, Heat & Glo®, Quadra-Fire® and Harman Stove™ have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  More information can be found on the Corporation's website at www.hnicorp.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  gross profit, selling and administrative expense, operating income, operating profit and net income per diluted share (i.e., EPS), excluding restructuring and impairment charges, transition costs and loss on sale of a business.  Non-GAAP EPS is calculated using the Corporation's overall effective tax rate for the period.  We present these measures because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the first quarter and full fiscal year 2014.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the full fiscal year is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control.  These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

Forward-looking Statements

This release contains "forward-looking" statements that refer to future events and expectations.  These statements address future plans, outlook, objectives and financial performance including expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the first quarter and full year fiscal 2014.  In addition, forward-looking statements may be identified by words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and variations of such words and similar expressions.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual future results to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) ability to maintain its effective tax rate, (f) repurchases of common stock and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash and credit, and the terms and interest rates on which credit would be available, to fund operations and future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; slow or negative growth rates in global and domestic economies and the protracted decline in the domestic housing market; lower industry growth than expected; major disruptions at key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials; higher costs for energy and fuel; changes in the mix of products sold and of customers purchasing; relationships with distribution channel partners, including the financial viability of distributors and dealers; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Net Sales	$541,263	$527,536	$2,059,964	$2,004,003
Cost of products sold	348,282	341,585	1,344,672	1,314,776
Gross profit	192,981	185,951	715,292	689,227
Selling and administrative expenses	155,237	155,046	608,972	599,656
Restructuring and impairment charges	97	583	333	1,944
Operating income	37,647	30,322	105,987	87,627
Interest income	158	232	626	842
Interest expense	1,687	2,684	9,906	10,865
Income before taxes	36,118	27,870	96,707	77,604
Income taxes	13,376	10,493	33,338	29,278
Net income	22,742	17,377	63,369	48,326
Less: Net income (loss) attributable to the noncontrolling interest	(18)	(216)	(314)	(641)
Net income attributable to HNI Corporation	$22,760	$17,593	$63,683	$48,967
Net income attributable to HNI Corporation common shareholders – basic	$0.50	$0.39	$1.41	$1.08
Average number of common shares outstanding – basic	45,117,315	45,050,346	45,250,665	45,211,385
Net income attributable to HNI Corporation common shareholders – diluted	$0.50	$0.39	$1.39	$1.07
Average number of common shares outstanding – diluted	45,964,128	45,691,600	45,956,280	45,819,979

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
(Dollars in thousands)	Dec. 28, 2013	Dec. 29, 2012		Dec. 28, 2013	Dec. 29, 2012
Cash and cash equivalents	$65,030	$41,782	Accounts payable and
Short-term investments	7,251	7,250	accrued expenses	$407,799	$384,244
Receivables	228,715	213,490	Note payable and current
Inventories	89,516	93,515	maturities of long-term debt	484	4,554
Deferred income taxes	16,051	19,412	Current maturities of other
Prepaid expenses and			long-term obligations	3,301	373
other current assets	26,665	26,926
Current assets	433,228	402,375	Current liabilities	411,584	389,171

			Long-term debt	150,091	150,146
			Capital lease obligations	106	226
Property and equipment - net	267,401	240,490	Other long-term liabilities	67,543	63,995
Goodwill	286,655	288,348	Deferred income taxes	68,964	52,868
Other assets	147,421	145,853
			Parent Company shareholders' equity	436,328	420,359
			Noncontrolling interest	89	301
			Shareholders' equity	436,417	420,660
			Total liabilities and
Total assets	$1,134,705	$1,077,066	shareholders' equity	$1,134,705	$1,077,066

 Unaudited Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
(Dollars in thousands)	Dec. 28, 2013	Dec. 29, 2012
Net cash flows from (to) operating activities	$165,002	$144,777
Net cash flows from (to) investing activities:
Capital expenditures	(78,895)	(60,270)
Acquisition spending	0	(26,894)
Other	3,476	1,351
Net cash flows from (to) financing activities	(66,335)	(89,994)
Net increase (decrease) in cash and cash equivalents	23,248	(31,030)
Cash and cash equivalents at beginning of period	41,782	72,812
Cash and cash equivalents at end of period	$65,030	$41,782

Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Net sales:
Office furniture	$416,991	$422,349	$1,685,205	$1,687,302
Hearth products	124,272	105,187	374,759	316,701
	$541,263	$527,536	$2,059,964	$2,004,003

Operating profit:
Office furniture
Operations before restructuring and impairment charges	$25,913	$24,086	$97,672	$93,793
Restructuring and impairment charges	(97)	(583)	(333)	(1,944)
Office furniture - net	25,816	23,503	97,339	91,849
Hearth products	22,963	15,411	46,662	26,477
Total operating profit	48,779	38,914	144,001	118,326
Unallocated corporate expense	(12,661)	(11,044)	(47,294)	(40,722)
Income before income taxes	$36,118	$27,870	$96,707	$77,604

Depreciation and amortization expense:
Office furniture	$9,608	$9,068	$36,992	$34,491
Hearth products	1,249	1,438	5,288	5,957
General corporate	1,194	749	4,341	2,911
	$12,051	$11,255	$46,621	$43,359

Capital expenditures (including capitalized software)
Office furniture	$12,552	$10,874	$51,954	$36,080
Hearth products	652	536	4,220	2,008
General corporate	6,102	4,201	22,721	22,182
	$19,306	$15,611	$78,895	$60,270

			As of	As of
			Dec. 28, 2013	Dec. 29, 2012
Identifiable assets:
Office furniture			$722,697	$700,665
Hearth products			255,978	254,835
General corporate			156,030	121,566
			$1,134,705	$1,077,066

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